EXHIBIT 99.A

News

Southern Natural Gas Announces Major Pipeline Expansion

HOUSTON, TEXAS, February 5, 2007—Southern Natural Gas (SNG), an El Paso Corporation (NYSE: EP) subsidiary, has reached an agreement with Southern Company Services, a Southern Company affiliate, to expand SNG’s system capacity by up to 367 million cubic feet per day (MMcf/d), approximately 10 percent of the system’s current capacity. The pipeline expansion will provide additional capacity to serve a proposed new power plant. Southern Company Services will enter into a 15-year firm transportation agreement with SNG to serve the plant from a new delivery point on SNG’s pipeline system to be determined by Southern Company Services no later than December 1, 2007.

The pipeline expansion is scheduled to be constructed and placed in service in phases beginning in the fourth quarter of 2010. Capital for the project is expected to be as much as $360 million. A portion of the gas supply for the expansion will be sourced from north Louisiana and a portion will be provided from SNG’s Elba Island LNG facility. SNG expects to file a certificate application with the FERC in early 2008.

“We at Southern Natural Gas are pleased to announce the expansion of our pipeline system to serve growing natural gas demand requirements in the Southeast,” stated Norman Holmes, senior vice president of SNG. “This project demonstrates the value of our services and our employees’ dedication to serving the needs of our customers,” Holmes added.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

El Paso Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to obtain all necessary regulatory approvals and to successfully construct and operate the proposed facilities described in this release; general economic conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

El Paso Contacts

Investor and Public Relations

Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417